Item 77M - Daily Assets Fund Institutional -
DWS Institutional Funds (Semi)


On November 1, 2011 (the "Effective Date"),
Daily Assets Fund Institutional (the
"Predecessor Fund"), a series of DWS
Institutional Funds, a Massachusetts business trust (Registration Nos. 033-34079 and 811-
06071), was reorganized into Daily Assets Fund
Institutional (the "Acquiring Fund"), a
corresponding newly created "shell" series of DWS Money Market Trust, a Massachusetts business trust (Registration Nos. 002-78122 and 811-03495). On the Effective Date, all of the assets and liabilities of the Predecessor Fund were transferred to the Acquiring Fund. With the exception of the differing trust of which it is a series, the Acquiring Fund is substantially similar to its corresponding Predecessor Fund.

All financial and other relevant information for the Predecessor Fund for the six-month period ended December 31, 2011 is reported on the Form N-SAR filed by the Acquiring Fund for the same period.









 For internal use only

T:\FUNDREPT\NSAR\JunDec\Attachments 12-31-2011\77M
IDAF (semi).docx For internal use only

 For internal use only